EXHIBIT 10.1

Exhibit D

Form of Voting Agreement

This Voting Agreement (this “Agreement”) is entered into as of December 31, 2004, among Centrue Financial Corporation, a Delaware corporation (“Centrue Financial”), Illinois Community Bancorp, Inc., an Illinois corporation (“ICB”), and each of ICB’s directors and executive officers who own voting stock of ICB (collectively referred to in this Agreement as the “Principal Shareholders,” and individually as a “Principal Shareholder.”)

Recitals

A. As of the date hereof, each Principal Shareholder is the owner of the number of shares of ICB’s common stock, $0.01 par value per share (“ICB Common Stock”), as is set forth opposite such Principal Shareholder’s name on the signature page attached hereto and such total number of shares represents approximately the percentage of the issued and outstanding shares of ICB’s voting stock that is also set forth thereon opposite such Principal Shareholder’s name.

B. Centrue Financial is contemplating the acquisition of ICB by means of a merger (the “Merger”) of ICB with and into Community Acquisition LLC, an Illinois limited liability company and a wholly-owned subsidiary of Centrue Financial (“Acquisition LLC”), pursuant to an Agreement and Plan of Merger dated of even date herewith (the “Merger Agreement”).

C. Centrue Financial is unwilling to expend the substantial time, effort and expense necessary to implement the Merger, including applying for and obtaining necessary approvals of regulatory authorities, unless all of the Principal Shareholders enter into this Agreement.

D. Each Principal Shareholder believes it is in his or her best interest as well as the best interest of ICB for Centrue Financial to consummate the Merger.

Agreements

In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, and as an inducement to Centrue Financial to enter into the Merger Agreement and to incur the expenses associated with the Merger, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Definitions; Construction. All terms that are capitalized and used herein (and are not otherwise specifically defined herein) shall be used in this Agreement as defined in the Merger Agreement. The parties hereby incorporate by this reference the principles of construction set forth in Section 1.2 of the Merger Agreement.

Section 2. Representations and Warranties. Each Principal Shareholder represents and warrants that as of the date hereof, he or she:

(a) owns beneficially and of record the number of shares of ICB Common Stock as is set forth opposite such Principal Shareholder’s name on the signature page attached hereto, all of which shares are free and clear of all liens, pledges, security interests, claims, encumbrances, options, voting agreements, proxies, agreements to sell and commitments of every kind (collectively, “Encumbrances”);

(b) has the sole, or joint with any other Principal Shareholder, voting power with respect to such shares of ICB Common Stock, and that he or she does not own or hold any rights to acquire any additional shares of ICB’s capital stock (by exercise of stock options or otherwise) or any interest therein or any voting rights with respect to any additional shares; and

(c) has all necessary power and authority to enter into this Agreement and further represents and warrants that this Agreement is the legal, valid and binding agreement of such Principal Shareholder, and is enforceable against such Principal Shareholder in accordance with its terms.

Section 3. Voting Agreement. Each Principal Shareholder hereby agrees that at any meeting of ICB’s shareholders however called, and in any action by written consent of ICB’s shareholders, such Principal Shareholder shall vote all shares of ICB Common Stock now or at any time hereafter owned or controlled by him or her:

(a) in favor of the Merger and the other Contemplated Transactions as described in the Merger Agreement, and any action or agreement that would reasonably be expected to facilitate the Contemplated Transactions;

(b) against any acquisition of any capital stock of ICB or the Bank through purchase, merger, consolidation or otherwise, or the acquisition by any method of a substantial portion of the assets of ICB or the Bank, in any such case by any party other than Centrue Financial or its Subsidiaries (an “Acquisition Transaction”);

(c) against any action or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation of ICB under the Merger Agreement; and

(d) against any action or agreement that would reasonably be expected to impede or interfere with the Contemplated Transactions, including any: (i) change in ICB’s board of directors; (ii) change in ICB’s present capitalization; or (iii) other material change in ICB’s corporate structure or business, in each such case except as otherwise agreed to in writing by Centrue Financial.

Section 4. Additional Covenants. Except as required by law, each Principal Shareholder agrees that he or she will:

(a) not, and will not permit any of his or her Affiliates, prior to the Effective Time to sell, assign, transfer or otherwise dispose of, create an Encumbrance with respect to, or permit to be sold, assigned, transferred or otherwise disposed of, any ICB Common Stock owned of record or beneficially by such Principal Shareholder, whether such shares of ICB Common Stock are owned of record or beneficially by such Principal Shareholder on the date of this Agreement or are subsequently acquired by any method, except: (i) for transfers by will or by operation of law (in which case this Agreement shall bind the transferee); (ii) with the prior written consent of Centrue Financial (which consent shall not be unreasonably withheld), for any sales, assignments, transfers or other dispositions necessitated by hardship; or (iii) as Centrue Financial may otherwise agree in writing;

(b) not, and will not permit any of his or her Affiliates, directly or indirectly (including through its Representatives), to initiate, solicit or encourage any discussions, inquiries or proposals with any third party relating to an Acquisition Transaction, or provide any such person with information or assistance or negotiate with any such person with respect to an Acquisition Transaction or agree to or otherwise assist in the effectuation of any Acquisition Transaction;

(c) not vote or execute any written consent to rescind or amend in any manner any prior vote or written consent to approve or adopt the Merger Agreement or any of the other Contemplated Transactions;

(d) at Centrue Financial’s request, use his or her best efforts to cause any necessary meeting of ICB’s shareholders to be duly called and held, or any necessary consent of shareholders to be obtained, for the purpose of approving or adopting the Merger Agreement and the other Contemplated Transactions;

(e) cause any of his or her Affiliates to cooperate fully with Centrue Financial in connection with the Merger Agreement and the Contemplated Transactions; and

(f) execute and deliver such additional instruments and documents and take such further action as may be reasonably necessary to effectuate and comply with his or her respective obligations under this Agreement.

Section 5. Termination. Notwithstanding any other provision of this Agreement, this Agreement shall automatically terminate on the earlier of: (i) the date of termination of the Merger Agreement as set forth in Article 11 thereof, as such termination provisions may be amended by ICB, Centrue Financial and Acquisition LLC from time to time; or (ii) the Effective Time.

Section 6. Remedies. Each Principal Shareholder understands and acknowledges that if he or she should breach any of his or her covenants contained in this Agreement, the damage to Centrue Financial would be indeterminable in view of the inability to measure the ultimate value and benefit to Centrue Financial resulting from its contemplated future ownership and control of ICB, and that Centrue Financial therefore would not have an adequate remedy at law to compensate Centrue Financial for any such breach. Each Principal Shareholder agrees that in addition to any other remedy available to Centrue Financial at law or in equity, Centrue Financial shall be entitled to specific performance of this Agreement by such Principal Shareholder upon application to any court having jurisdiction over the parties. Accordingly, each Principal Shareholder: (a) irrevocably waives, to the extent permitted by law, any defense that he or she might have based on the adequacy of a remedy at law that might be asserted as a bar to specific performance, injunctive relief or other equitable relief; and (b) agrees to the granting of injunctive relief without the posting of any bond and further agrees that if any bond shall be required, such bond shall be in a nominal amount.

Section 7. Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by ICB, Centrue Financial and all of the Principal Shareholders.

Section 8. Entire Agreement. This Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Merger Agreement and written agreements related thereto. Except for the Merger Agreement, this Agreement supersedes any agreements among any of ICB, its shareholders, Centrue Financial or Acquisition LLC concerning the acquisition, disposition or control of any ICB Common Stock.

Section 9. Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither Centrue Financial nor Acquisition LLC by reason of this Agreement shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, any other party and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of any such other party. Pursuant to Section 2.11 in the Merger Agreement, nothing contained herein shall be deemed to grant Centrue Financial an ownership interest in any shares of ICB Common Stock.

Section 10. Informed Action. Each Principal Shareholder acknowledges that he or she has had an opportunity to be advised by counsel of his or her choosing with regard to this Agreement and the transactions and consequences contemplated hereby. Each Principal Shareholder further acknowledges that he or she has received a copy of the Merger Agreement and is familiar with its terms.

Section 11. Severability. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

Section 13. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to agreements made and wholly to be performed in such state without regard to conflicts of laws.

Section 14. Jurisdiction and Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought only in the courts of the State of Illinois, County of Kankakee or, if it has or can acquire jurisdiction, in the United States District Court serving the County of Kankakee, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

Section 15. Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of ICB and Centrue Financial, and their successors and permitted assigns, and the Principal Shareholders and their respective spouses, executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Agreement shall survive the death or incapacity of any Principal Shareholder. This Agreement may be assigned only by Centrue Financial, and then only to a Subsidiary of Centrue Financial.

Section 16. Directors. The parties hereto acknowledge that each Principal Shareholder is entering into this agreement solely in his or her capacity as ICB Shareholders and, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require any Principal Shareholder, in his or her capacity as a director of ICB, to act or fail to act in accordance with his or her fiduciary duties in such director capacity. Furthermore, no Principal Shareholder makes any agreement or understanding herein in his or her capacity as a director of ICB. For the avoidance of doubt, nothing in this Section 16 shall in any way limit, modify or abrogate any of the obligations of the Principal Shareholders hereunder to vote the shares owned by him or her in accordance with the terms of the Agreement and not to transfer any shares except as permitted by this Agreement.

[This Space Left Intentionally Blank]

In Witness Whereof, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers, on the day and year first written above.

Illinois Community Bancorp, Inc. By:	Centrue Financial Corporation By:
Name:	Name:
Title:	Title:

[Signature Page of Voting Agreement Continued]

Principal Shareholders	Shares Owned	Percentage Ownership

Signature [ ] — Printed Name	[ ]	[ ]

Signature [ ] — Printed Name	[ ]	[ ]

Signature [ ] — Printed Name	[ ]	[ ]

Signature [ ] — Printed Name	[ ]	[ ]